Exhibit 10.3

SUPERVALU INC.
2012 STOCK PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This agreement is made and entered into as of the grant date indicated below (the “Grant Date“), by and between SUPERVALU INC. (the “Company”), and the individual whose name appears below (“Recipient”).
The Company has established the 2012 Stock Plan (the “Plan”), under which key employees of the Company and its Affiliates may be granted Awards of Restricted Stock Units. Recipient has been selected by the Company to receive an Award of Restricted Stock Units subject to the provisions of this agreement. Capitalized terms that are used in this agreement, that are not defined, shall have the meanings ascribed to them in the Plan.
In consideration of the foregoing, the Company and Recipient hereby agree as follows:
1. Grant. The Company hereby grants to Recipient, subject to Recipient’s acceptance hereof, an Award of the number of Restricted Stock Units indicated below, effective as of the Grant Date. Each Restricted Stock Unit represents the right to receive one Share of the Company’s Common Stock, $0.01 par value (the “Common Stock”), following the vesting of the Restricted Stock Unit.
2. Acceptance of Award of Restricted Stock Units and Restricted Stock Unit Award Terms and Conditions. The Award of Restricted Stock Units is subject to and governed by the Restricted Stock Unit Award Terms and Conditions (“Terms and Conditions”) attached hereto, which is incorporated herein and made a part hereof, and the terms and provisions of the Plan. To accept the Award of Restricted Stock Units, this agreement must be delivered and accepted through an electronic medium in accordance with procedures established by the Company, or Recipient must sign and return a copy of this agreement to the Company within sixty (60) days after the Grant Date. By so doing, Recipient acknowledges receipt of the accompanying Terms and Conditions and the Plan, and represents that Recipient has read and understands the same and agrees to be bound by the accompanying Terms and Conditions and the terms and provisions of the Plan. In the event that any provision of this agreement or the accompanying Terms and Conditions is inconsistent with the terms and provisions of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under this agreement or the accompanying Terms and Conditions shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
3. Vesting. Except as otherwise provided in the accompanying Terms and Conditions, this Restricted Stock Unit Award shall vest according to the schedule below.

Award Number:    RSU_NUMBER -
Grant Date:        GRANT_DATE,’Month DD, YYYY’ -
Vesting Schedule:    SHARES_PERIOD1,’999,999,999’ - units will vest on VEST_DATE_PERIOD1 -
SHARES_PERIOD2,’999,999,999’- units will vest on VEST_DATE_PERIOD2 -
SHARES_PERIOD3,’999,999,999’- units will vest on VEST_DATE_PERIOD3 -

SUPERVALU INC.        RECIPIENT:

SUPERVALU INC.		RECIPIENT:

By:
	Michele A. Murphy	FIRST_NAME_MIDDLE_NAME_LAST_NAME
	Executive Vice President	EMPLOYEE_IDENTIFIER
Human Resources & Corporate Communications

SUPERVALU INC.
2012 STOCK PLAN

RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS
(For employees)

These Restricted Stock Unit Award Terms and Conditions (“Terms and Conditions”) apply to the Award of Restricted Stock Units granted to you under the 2012 Stock Plan (the “Plan”) pursuant to the Restricted Stock Unit Award Agreement (the “ Agreement”) to which this document is attached. Capitalized terms that are used in this document, but are not defined, shall have the meanings ascribed to them in the Plan or the attached Agreement. See Section 19 for a list of defined terms.

1.Vesting and Rights. Except as otherwise provided below in these Terms and Conditions, you shall vest in the Restricted Stock Units on the date or dates and in the amount or amounts set forth in the attached Agreement if you remain continuously employed by the Company or any of its Affiliates until the respective vesting dates, or until such earlier time or times as may be provided in Sections 4 or 6 below. The Restricted Stock Units granted pursuant to the attached Agreement do not and shall not give you any of the rights and privileges of a holder of Common Stock. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date or dates on which such Units become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with the Agreement, this Section 1 and Sections 4 and 6 of these Terms and Conditions.
2.    Delivery of Shares. No Shares of Common Stock shall be issued to you prior to the date on which the applicable Restricted Stock Units vest, in accordance with the terms and conditions of the attached Agreement and these Terms and Conditions. Furthermore, and except as otherwise provided in Sections 4(e) and 4(f), each Share of Common Stock to be issued to you in settlement of a Restricted Stock Unit shall be issued promptly after, but in no event later than sixty (60) calendar days after, the applicable Restricted Stock Unit vests, provided payment of the applicable withholding taxes pursuant to Section 3 hereof has been made. The Company shall cause such Shares (less any Shares withheld to pay taxes) to be delivered to you, free of any restrictions, as follows:

a)	In the form of a stock certificate registered in your name or your name and the name of another adult person (twenty-one (21) years of age or older) as joint tenants, and mailed to your address;

b)
In “book entry” form, that is, registered with the Company’s stock transfer agent, in your name or your name and the name of another adult person (twenty-one (21) years of age or older) as joint tenants, with a notice of issuance provided to you; or

c)	sent by electronic delivery to your brokerage account.
Only whole Shares of Common Stock shall be issued to you pursuant to this Agreement. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share.
3.    Taxes

a)
You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units and the receipt of Shares in settlement of the Restricted Stock Units and any other matters related to the Terms and Conditions and the attached Agreement. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require you to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

b)
You acknowledge that you are responsible for the payment of any federal, state, local or other taxes that are required to be withheld by the Company upon vesting or settlement of the Restricted Stock Units, and authorize the Company to withhold from other compensation owed to you an amount or amounts sufficient to pay such taxes. In order to satisfy any applicable federal, state, local or other taxes that are required to be withheld in connection with the settlement of Restricted Stock Units, the Company shall withhold a portion of the Shares otherwise to be issued following vesting of the Restricted Stock Units having a Fair Market Value as of the settlement date equal to the amount of federal and state income tax required to be withheld upon such settlement (commonly referred to as a “Tax Swap” or “Stock for Tax”).

4.    Change of Control

a)
If, within two (2) years after a Change of Control, you experience an involuntary termination of employment initiated by the Company for reasons other than Cause, or a termination of employment for Good Reason, the unvested portion of the Restricted Stock Units shall immediately vest. If the Restricted Stock Units are replaced pursuant to subsection (d) below, the protections and rights granted under this subsection (a) shall transfer and apply to such replacement grant.

b)
If, in the event of a Change of Control, and to the extent the Restricted Stock Units are not assumed by a successor corporation (or affiliate thereto) or other successor entity or person, or replaced with an award or grant that, solely in the discretionary judgment of the Committee preserves the existing value of the Restricted Stock Units at the time of the Change of Control, then the unvested portion of the Restricted Stock Units shall immediately vest.

c)
In the discretion of the Committee and notwithstanding subsections (a) or (b) above or any other provision, the Committee may fully vest the Restricted Stock Units at the time of a Change of Control and deliver in exchange therefor cash, property or a combination thereof that is determined by the Committee to be at least equal to the value of the consideration that would be received in such Change of Control by the holders of Common Stock. The Committee is under no obligation to treat Recipients of Restricted Stock Units uniformly and has the discretionary authority to treat Recipients disparately.

d)
In the event of a Change of Control and to the extent that the Restricted Stock Units are assumed by any successor corporation, affiliate thereof, person or other entity, or are replaced with awards that, solely in the discretionary judgment of the Committee, preserve the existing value of the Restricted Stock Units at the time of the Change of Control and provide for vesting terms that are at least as favorable to you as the vesting terms applicable to the Restricted Stock Units, then the assumed Restricted Stock Units or such substitute therefore shall remain outstanding and be governed by its respective terms.

e)
Notwithstanding anything in this Section 4 to the contrary, if your right to receive payment of the Restricted Stock Units constitutes a “deferral of compensation” subject to Code Section 409A, and if the application of the other provisions of this Section 4 would cause a violation of such Code section, then the unvested portion of your Restricted Stock Units shall immediately vest at the time of the Change of Control and issuance and delivery of Shares in settlement of such Restricted Stock Units shall occur after such vesting no later than sixty (60) calendar days after the earliest of: (i) such vesting date if the Change of Control also constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A, (ii) your “separation from service” with the Company within the meaning of Code Section 409A, or (iii) the applicable vesting date or dates set forth in the attached Agreement.

f)
If the Restricted Stock Units become payable as a result of clause (ii) of subsection 4(e) and if you are a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the Company’s policy for identifying specified employees) on the date of your separation from service, then the issuance and delivery of Shares in settlement of the Restricted Stock Units shall be made to you no later than sixty (60) calendar days after the first business day that is six months after the date of your separation from service (or if your death occurs during such six month period, within sixty (60) calendar days after your death).

5.    Transferability. The Restricted Stock Units shall not be transferable. More particularly, the Restricted Stock Units may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to these provisions, or the levy of an execution, attachment or similar process upon the Restricted Stock Units, shall be void.
6.    Effect of Termination of Employment. If you cease to be an employee of the Company and its Affiliates prior to the vesting of the Restricted Stock Units pursuant to Section 1 and the Agreement for any reason, other than pursuant to Section 4 or the following terms of this Section 6, then your rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited.

a)	Death. If your death occurs while you are employed by the Company or an Affiliate, the unvested portion of the Restricted Stock Units shall immediately vest in full.

b)
Disability. If your employment terminates as a result of a permanent disability, the unvested portion of the Restricted Stock Units shall immediately vest in full. You shall be considered permanently disabled for these purposes if you suffer from a medically determinable physical or mental impairment that renders you incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, your eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company. Notwithstanding anything in this Section 6(b) to the contrary, if your right to receive payment of the Restricted Stock Units constitutes a “deferral of compensation” subject to Code Section 409A, your Restricted Stock Units shall immediately vest in full upon your disability. Solely for purposes of the preceding sentence, “disability” shall have the meaning set forth in Treasury Regulation 1.409A-3(i)(4).

c)
Change in Duties/Leave of Absence. The Restricted Stock Units shall not be affected by any change of your duties or position or by a temporary leave of absence approved by the Company so long as you continue to be an employee of the Company or of an Affiliate. The foregoing provisions shall not apply, however, if your right to receive payment of the Restricted Stock Units constitutes a “deferral of compensation” subject to Code Section 409A and your change in duties or position or temporary leave of absence would be considered a “separation from service” within the meaning of Code Section 409A. In such circumstances, you will be deemed to have ceased employment with the Company and its Affiliates and the other provisions of these Terms and Conditions and the provisions of the Agreement shall control.

d)
Cause Terminations. Notwithstanding anything in the Agreement or the Terms and Conditions to the contrary, all Restricted Stock Units shall be terminated and forfeited immediately upon your termination of employment for Cause.

e)
Other Exceptions. The Committee may determine to accelerate the vesting of the Restricted Stock Units if you cease to be an employee of the Company and its Affiliates prior to the vesting of the Restricted Stock Units pursuant to the Agreement and Sections 1, 4 or 6 hereof for any reason; provided, however, that if your right to receive payment of the Restricted Stock Units constitutes a “deferral of compensation” subject to Code Section 409A, no such acceleration will be permitted if the result of such acceleration would cause a violation of Code Section 409A, and in such case the other provisions of these Terms and Conditions and the provisions of the Agreement shall control.

7.    Recovery Rights. If your employment with the Company and its Affiliates is terminated for Cause, or if you breach any of the covenants contained in Section 8 below, the Company shall have the right to recover any Shares received by you in connection with any settlement of Restricted Stock Units that occurred within six (6) months prior to the date on which your employment with the Company and its Affiliates ended, or at any time thereafter. The Company may exercise its rights to recover the Shares by depositing in the United States mail a written notice addressed to you at the latest mailing address for you on the records of the Company within thirty (30) days following the termination of your employment for the recovery of Shares attributable to Restricted Stock Units that settled prior to any termination for Cause, and within thirty (30) days after the Company’s discovery of any breach of the covenants contained in Section 8. Within thirty (30) days after the mailing of such notice, you shall deliver to the Company the number of Shares specified by the Company in the notice. If you have disposed of the Shares, then in lieu of delivering the specified number of Shares to the Company, you must pay to the Company the fair market value of the Shares, determined at the time of the disposition, exclusive of any taxes due and payable or commissions or fees arising from such disposition. If the Company exercises its recovery rights prior to the actual issuance and delivery to you of any such Shares, no Shares need be issued or recovered. Rather, you shall immediately forfeit any rights to such Shares.

8.    Employee Covenants. In consideration of benefits described elsewhere in these Terms and Conditions and the attached Agreement, and in recognition of the fact that, as a result of your employment with the Company or any of its Affiliates, you have had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its Affiliates, you agree for the benefit of the Company and its Affiliates, and as a material condition to your receipt of benefits described elsewhere in these Terms and Conditions and the attached Agreement, as follows:

a)
Non-Disclosure of Confidential Information. You acknowledge that you will receive access or have received access to Confidential Information about the Company or its Affiliates, that this information was obtained or developed by the Company or its Affiliates at great expense and is zealously guarded by the Company and its Affiliates from unauthorized disclosure, and that your possession of this special knowledge is due solely to your employment with the Company or one (1) or more of its Affiliates. In recognition of the foregoing, you will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party, any Confidential Information relating to the Company’s or any Affiliate’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company or its Affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of your duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding and replications of such Confidential

Information will remain the sole property of the Company or its Affiliate, as applicable, and must be returned to the Company or such Affiliate immediately upon termination of your employment.

b)
Return of Property. Upon termination of employment with the Company or any of its Affiliates, or at any other time at the request of the Company, you shall deliver to a designated Company representative all records, documents, hardware, software and all other property of the Company or its Affiliates and all copies of such property in your possession. You acknowledge and agree that all such materials are the sole property of the Company or its Affiliates and that you will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that you have complied with this obligation.

c)
Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers. You specifically acknowledge that the Confidential Information described in Section 8(a) includes confidential data pertaining to existing and prospective customers, vendors and suppliers of the Company or its Affiliates; that such data is a valuable and unique asset of the business of the Company or its Affiliates; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you agree that you will not, except on behalf of the Company or its Affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors or suppliers of the Company or its Affiliates with whom you had contact or about whom you gained Confidential Information during your employment with the Company or its Affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 8(e)(i)) or cause such customer, supplier or vendor to materially change or terminate its business or commercial relationship with the Company or its Affiliates.

d)
Non-Solicitation of Employees. You specifically acknowledge that the Confidential Information described in Section 8(a) also includes confidential data pertaining to employees and agents of the Company or its Affiliates, and you further agree that during your employment with the Company or its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or its Affiliates to terminate their employment or agency with the Company or any of its Affiliates.

e)
Non-Competition. You covenant and agree that during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, in any geographic market in which you worked on behalf of the Company or any of its Affiliates, or for which you had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner or in any other capacity, a business competitive with the Business of the Company.

i)
The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services and third-party logistics, of the type provided by the Company or its Affiliates, or presented in concept to you by the Company or its Affiliates at any time during your employment with the Company or any of its Affiliates.

ii)
To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to one percent (1%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology or customer service.

f)
No Disparaging Statements. You agree that you will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.

g)
Remedies for Breach of These Covenants. Any breach of the covenants in this Section 8 likely will cause irreparable harm to the Company or its Affiliates for which money damages could not reasonably or adequately compensate the Company or its Affiliates. Accordingly, the Company or any of its Affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and you consent to the issuance of such an injunction without the necessity of the Company or any such Affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to the Company or any of its Affiliates for any breach by you of this Section 8, you further agree that the Company or such Affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, you agree that upon your breach of any covenant in this Section 8, the Restricted Stock Units issued under the Plan or any other restricted stock unit plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above including the provisions articulated in Section 7.

h)
Enforceability of These Covenants. It is further agreed and understood by you and the Company that if any part, term or provision of these Terms and Conditions should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of these Terms and Conditions shall not be affected or impaired in any way.

9.    Arbitration. You and the Company agree that any controversy, claim or dispute arising out of or relating to the attached Agreement or the breach of any of these Terms and Conditions, or arising out of or relating to your employment relationship with the Company or any of its Affiliates, or the termination of such relationship, shall be resolved by final and binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by you and the Company, except for claims by the Company relating to your alleged breach of any of the employee covenants set forth in Section 8 above. This agreement to arbitrate specifically includes, but is not limited to, discrimination claims under Title VII of the Civil Rights Act of 1964 and under state and local laws prohibiting employment discrimination. Nothing in this Section 9 shall preclude the Company from pursuing a court action to obtain a temporary restraining order or a preliminary injunction relating to the alleged breach of any of the covenants set forth in Section 8. The agreement to arbitrate shall continue in full force and effect despite the expiration or termination of your Award or your employment relationship with the Company or any of its Affiliates. You and the Company agree that any award rendered by the arbitrator must be in writing and include the findings of fact and conclusions of law upon which it is based, shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you or the Company or any of its Affiliates had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or the law provides otherwise.

10.    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the Restricted Stock Units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under these Terms and Conditions and the attached Agreement, then the Committee administering the Plan shall, in such manner as it may deem equitable, adjust any or all of the number and type of Shares (or other securities or other property) covered by the Restricted Stock Units.

11.    Severability. In the event that any portion of these Terms and Conditions shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of these Terms and Conditions.

12.    Interpretations. These Terms and Conditions and the attached Agreement are subject in all respects to the Plan. A copy of the Plan is available upon your request. In the event that any provision of these Terms and Conditions or the attached Agreement is inconsistent with the terms of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under these Terms and Conditions or the attached Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

13.    No Right to Employment. Nothing in these Terms and Conditions or the attached Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company. In addition, the Company may at any time dismiss you from employment, free from any liability or any claim under these Terms and Conditions or the attached Agreement, unless otherwise expressly provided in these Terms and Conditions or the attached Agreement.

14.    Reservation of Shares. The Company shall at all times during the term of the Restricted Stock Units reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of these Terms and Conditions and the attached Agreement.

15.    Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

16.    Headings. Headings are given to the sections and subsections of these Terms and Conditions and the attached Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of these Terms and Conditions or the attached Agreement or any provision hereof or thereof.

17.    Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of these Terms and Conditions and the attached Agreement.

18.    Notices. For purpose of the Agreement and these Terms and Conditions, notices and all other communications provided for in the Agreement, these Terms and Conditions or contemplated by either shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:
P.O. Box 990
Minneapolis, MN 55440
Attention: Corporate Secretary

and in the case of you, to you at the most current address shown on your employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

a)
Notice of Termination by Company. Any purported termination of employment of you by the Company (whether for Cause or without Cause) shall be communicated by a Notice of Termination to you. No purported termination of employment of you by the Company shall be effective without a Notice of Termination having been given.

b)
Good Reason Notice by You. Any purported termination of employment by you for Good Reason shall be communicated by a Notice of Termination to the Company or successor. Your termination of employment will not be for Good Reason unless (i) you give the Company written notice of the event or circumstance which you claim is the basis for Good Reason within ninety (90) days of such event or circumstance first occurring, and (ii) the Company is given thirty (30) days from its receipt of such notice within which to cure or resolve the event or circumstance so noticed. If the circumstance is cured or resolved within said thirty (30) days, your termination of employment will not be for Good Reason.

19.    Definitions. The following terms, and terms derived from the following terms, shall have the following meanings when used in these Terms and Conditions or the attached Agreement with initial capital letters unless, in the context, it would be unreasonable to do so.

a)	Cause shall mean:

i)
your continued failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or an officer of the Company which specifically identifies the manner in which the Board or the officer believes that you have not substantially performed your duties;

ii)	the conviction of, or plea of guilty or nolo contendere to, a felony or the willful engaging by you in conduct which is materially and demonstrably injurious to the Company;

iii)	your commission of a material act or material acts of personal dishonesty intended to result in your substantial personal enrichment at the expense of the Company; or

iv)	your material violation of Company policies relating to Code of Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence;
provided, however, that in no event shall Cause exist by virtue of any action taken by you (A) in compliance with express written directions of the Board, the Company's Chief Executive Officer or the officer to whom you report, or (B) in reliance upon the express written consent of the Company's counsel.
In each case above, for a termination of employment to be for Cause, you must be provided with a Notice of Termination (as described in Section 18(a)) within six (6) months after the Company has actual knowledge of the act or omission constituting Cause. Whether a termination of employment is for Cause as provided above will be determined by the Company in its sole discretion based on all the facts and circumstances. For purposes hereof, the term “Company” shall include an Affiliate.

b)	Change of Control shall be deemed to have occurred upon any of the following events:

i)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of common stock of the Company, or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

ii)
the consummation of any merger or other business combination of the Company, sale or lease of all or substantially all of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company's assets, or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

iii)
within any 24‑month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three‑fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

c)	Change of Control Date shall mean the date on which a Change of Control occurs.

d)	Good Reason shall mean any one (1) or more of the following events occurring during the two-year period following the Change of Control Date:

i)	your annual base salary is reduced below the amount in effect on the Change of Control Date;

ii)	your Target Bonus is reduced below the Target Bonus as it existed on the Change of Control Date;

iii)
your title is reduced from the title that you had on the Change of Control Date, or your duties and responsibilities are materially and adversely diminished in comparison to the duties and responsibilities that you had on the Change of Control Date other than in a general reduction of the number or scope of personnel for which you are responsible for supervising which reduction occurs in connection with a restructuring or recapitalization of the Company or the division of the Company in which you work;

iv)
the program of long term incentive compensation is materially and adversely diminished in comparison to the program of long term incentive compensation as it existed for you on the Change of Control Date (for purposes of this clause (iv), a reduction of fifteen percent (15%) or more of the target dollar amount of your long term incentive compensation as it existed for you on the Change of Control Date based on your most recent award of long term incentive compensation prior to the Change of Control Date shall be considered to be material and adverse); or

v)	you are required to be based at a location more than forty-five (45) miles from the location where you were based and performed services on the Change of Control Date;
provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company or that the size of the Company has been reduced as a result of the Change of Control shall not, in and of itself, constitute Good Reason.

e)
Notice of Termination shall mean a written notice which shall indicate the specific provision in these Terms and Conditions relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination of employment under the provisions so indicated.

f)
Target Bonus shall mean the target amount of bonus established under the annual bonus plan for you for the year in which the termination of employment occurs. When the context requires, it shall also mean the target amount of bonus established for any earlier or later year.

Original Approval